                       NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206

FD
Investors: Evan Smith/Brian Ritchie
212-850-5600

FOR RELEASE:   7:00 AM (Eastern)   September 9, 2009

CONMED Corporation Announces Voluntary Recall of Certain Powered Surgical Instrument Products
- PRODUCTS INCLUDED IN THE RECALL:
•	PRO5 and PRO6 Series Handpieces Manufactured and Distributed Prior to May 31, 2008
•	MC5057 Universal Cable Manufactured and Distributed Prior to December 1, 2006

Utica, NY – September 9, 2009 – CONMED Corporation’s (Nasdaq:  CNMD) CONMED Linvatec unit announced today a voluntary recall for certain model numbers of the PRO5 & PRO6 series battery handpieces manufactured prior to May 31, 2008, and certain lots of the MC5057 Universal Cable manufactured prior to December 1, 2006 used with certain of CONMED Linvatec’s electric powered handpieces.    CONMED Linvatec issued Medical Device Safety Alert letters to customers dated July 31, 2009 providing information on findings from the Company’s ongoing continuous quality improvement process.  Following discussions with the Food and Drug Administration, CONMED Linvatec has now developed a voluntary recall program for the affected products.  The recall program is more fully described below.

In the PRO5 and PRO6 Medical Device Safety Alert Letter, CONMED Linvatec notified customers about the unlikely possibility for units to potentially self-activate. The letter also reminded customers that safe and effective use of the handpieces includes inserting the battery away from the operation site along with not touching or coming into contact with moving parts while inserting the battery, and to follow recommended handling and user instructions.  An additional letter listing the affected serial numbers of units is in process of being sent to customers who have the PRO5 & PRO6 series battery handpieces. They will be requested to contact ConMed Linvatec to schedule the return and service of their units.  Units manufactured and distributed AFTER May 31, 2008 are not affected by this action.

In the MC5057 Medical Device Safety Alert Letter, CONMED Linvatec notified customers about the unlikely possibility for cables manufactured prior to December 1, 2006, to cause an electric powered handpiece to potentially self-activate. The letter instructed customers to avoid moving parts on the handpiece when the cable is inserted and to follow recommended handling and user instructions.  CONMED Linvatec is in the process of notifying customers that have the affected MC5057 Universal Cable.  These customers will be instructed to contact CONMED Linvatec to schedule the return of their cables for replacements.  MC5057 Universal Cables manufactured and distributed AFTER December 1, 2006 are not affected by this action.

Self-activation may in some circumstances cause injury, although CONMED Linvatec has received no reports of any injuries with respect to the PRO5 or PRO6 handpieces.  With respect to the cables, CONMED Linvatec has received no reports of injuries to patients.  There were, however, two reports of non-serious injuries to medical personnel, with both reports occurring in 2006 in situations in which the users did not follow the instructions for use. In the unlikely event that a battery handpiece behaves erratically, users should cease using it and contact customer service at CONMED Linvatec.  Likewise, users should not deploy cables with excessive wear or damage.

CONMED Linvatec customers are being reminded that routine preventive maintenance may help to ensure optimum operating performance over the life of the handpiece. Customers are encouraged to contact CONMED Linvatec with any questions or concerns at 1-800-535-8536 or email at CustServ1@linvatec.com.  Customers are also reminded that any adverse experiences with the use of these products, and/or quality problems should also be reported to the FDA’s MedWatch Program by phone at 1-800-FDA-1088, by Fax at 1-800-FDA-0178, by mail at MedWatch, HF-2, FDA, 5600 Fishers Lane, Rockville, MD 20852-9787, or on the MedWatch website at www.fda.gov/medwatch

CONMED currently estimates the pre-tax cost of completing the recall will approximate $6.0 million, which will be expensed in the Company’s financial statements for the quarter ending September 30, 2009.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and patient monitoring.  The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies.  They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology.  Headquartered in Utica, New York, the Company’s 3,200 employees distribute its products worldwide from several manufacturing locations.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis.  The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.  The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.  In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008; (iii) cyclical purchasing patterns from customers, end-users and dealers;  (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

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